SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  June 6, 2003


                          ART INTERNATIONAL CORPORATION
            (Exact name of registration as specified in its charter)

                                 Ontario, Canada
                 (State or other jurisdiction of incorporation)

        0-16008                                             98-0082514
(Commission file number)                       (IRS employer identification no.)

5-7100 Warden Avenue, Markham, Ontario                     Canada L3R 8B5
(Address of principal executive offices)                     (ZIP code)

(905) 477-0252
(Registrant's telephone number, including area code)

This document contains a total of 2 pages.


Item 5. Other Events and Regulation FD Disclosure.

On June 6, 2003, A.R.T. International Inc. (the "Company") announced that, having received prior shareholder approval, it had filed Articles of Amendment with the Ontario Ministry of Consumer and Business Services pursuant to which the name of the Company was changed to ART International Corporation and the issued and outstanding Common Shares were consolidated on the basis of 100 old Common Shares for each new Common. The Company has 25,516,780 shares of Common Stock issued and outstanding which will be consolidated into 255,168 shares of Common Stock. The Company declared that shareholders of record on June 16, 2003 will have their shares of Common Stock consolidated as indicated and shareholders will be advised as to the procedures for submission of their old Common Shares for consolidation into the new Common Shares. No fractional shares of the Company will be issued in connection with the consolidation. A shareholder entitled to receive a fraction of a share upon consolidation will receive the number of shares rounded up to the nearest whole number.

The Company also announced that the Articles of Amendment authorized the holders of the Class C Common Stock to convert, at each shareholder's option, all or any of the shares of Class C Common Stock into Common Stock on the basis of 100 shares of Common Stock for each share of Class C Common Share for which the conversion right is exercised. The Company has 400,000 shares of Class C Common Stock currently issued and outstanding. Shareholders of the Class C Common Stock may convert their shares into Common Stock at any time after June 16, 2003.

Item 7.           Financial Statements and Exhibits.

         Exhibit 3(i)      Articles of Amendment
         Exhibit 99.1      Press release dated June 6, 2003.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   ART INTERNATIONAL CORPORATION
Date: June 6, 2003
                                                   By  /s/ MICHEL VAN HERREWEGHE
                                                   -----------------------------
                                                   Michel van Herreweghe
                                                   Secretary